Exhibit 99.1

FOR IMMEDIATE RELEASE

April 19, 2021

Genesis Energy, L.P. Announces Public Offering of $200 Million of Additional

8.0% Senior Notes Due 2027

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) (“Genesis” or the “Company”) today announced the commencement of a registered, underwritten public offering of $200,000,000 in aggregate principal amount of 8.0% senior unsecured notes due 2027. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation (“GEFC”), and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries other than our unrestricted subsidiaries. The notes offered will be issued as additional notes, and are expected to rank equally with, and be treated as a single class of notes under the indenture pursuant to which the Company and GEFC issued $750,000,000 aggregate principal amount of their currently outstanding 8.0% senior unsecured notes due 2027 on December 17, 2020. We intend to use the net proceeds from the offering of notes for general partnership purposes, including repaying a portion of the revolving borrowings outstanding under our credit facility.

BofA Securities, Inc. is leading the offering along with several joint book-running managers and co-managers. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from BofA Securities, Inc. NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, Email: dg.prospectus_requests@bofa.com.

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

Genesis is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Ryan Sims

SVP – Finance and Corporate Development

(713) 860-2521